UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) Of

The Securities Exchange Act Of 1934

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U.S. HOME SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. Home Systems, Inc.

405 State Highway 121 Bypass

Building A, Suite 250

Lewisville, Texas 75067

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

April 24, 2007

Dear Stockholder:

This year’s annual stockholders’ meeting will be held at 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067 at 10:00 a.m., central daylight time, on Tuesday, June 5, 2007.

The enclosed materials include the notice of annual meeting, the proxy statement describing the business to be transacted at the meeting, a proxy card for you to complete and return to us and our annual report.

We will be reporting on the company’s activities, and you will have an opportunity to ask questions about our operations. We hope you are planning to attend the annual meeting personally, and we look forward to seeing you. However, it is important that your shares be represented at the annual meeting whether or not you are able to attend in person. Accordingly, please complete, sign, date and return the enclosed proxy card in the return envelope provided as soon as possible to ensure your shares are represented. If you do attend the annual meeting, you may, of course, withdraw your proxy if you want to vote in person.

On behalf of our board of directors and our management, we would like to thank you for your continued support and confidence.

Sincerely yours,

/s/ Murray H. Gross	/s/ Robert A. DeFronzo
Murray H. Gross	Robert A. DeFronzo
Chairman of the Board	Secretary
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 5, 2007

We will hold this year’s annual stockholders’ meeting on Tuesday, June 5, 2007, at 10:00 a.m. central daylight time at 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067.

At the meeting, we will ask you to consider and vote on the following proposals:

1.	To elect five directors to serve until the next annual meeting or until their successors are elected and qualified, and

2.	To consider and vote on any other business that is properly brought before the meeting and any postponements or adjournments thereof.

If you were a stockholder at the close of business on April 16, 2007, you are entitled to receive notice of, and vote at, the annual meeting and any postponements or adjournments thereof.

It is important that your shares be represented at the annual meeting. For that reason, we ask that you promptly complete, sign, date and mail the enclosed proxy card in the return envelope provided. If you attend the annual meeting, you may revoke your proxy and vote in person. To help us prepare properly for your attendance at the annual meeting, we ask that you indicate on your proxy card whether you plan to attend the meeting.

By Order of the Board of Directors,

/s/ Robert A. DeFronzo
Robert A. DeFronzo
Secretary

Lewisville, Texas

April 24, 2007

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2007

We are providing this notice of annual meeting, proxy statement and proxy card to our stockholders in connection with the solicitation of proxies by our board of directors for use at our 2007 annual meeting of stockholders to be held at 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067 on Tuesday, June 5, 2007, at 10:00 a.m. central daylight time and at any adjournments or postponements thereof. At the annual meeting, our stockholders will be asked to consider and vote on the following: (1) the election of five directors to serve until the next annual meeting or until their successors are duly elected and qualified; and (2) the transaction of such business as may properly come before the meeting or any postponements or adjournments thereof. On or about April 26, 2007, we will begin mailing the proxy materials to everyone who was a stockholder of record on April 16, 2007. If you received more than one proxy statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card that you received.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

All stockholders of record at the close of business on April 16, 2007 are entitled to vote on matters presented at the annual meeting or any postponements or adjournments thereof. At the close of business on April 16, 2007, there were 8,339,013 shares of our common stock issued and outstanding and entitled to vote at the annual meeting. Holders of our common stock are entitled to one vote for each share held. We will have a list of stockholders available for inspection for at least ten days prior to the annual meeting at our principal executive offices and at the annual meeting.

Election of Directors

Votes may be cast in favor of, or withheld from, a director nominee. Votes that are withheld from any director nominee will be counted in determining whether a quorum has been reached but will not affect the outcome of the vote. At least one-third of our outstanding shares of common stock and entitled to vote at the annual meeting must be represented, in person or by proxy, at the meeting for a quorum.

Assuming a quorum is present, nominees must receive the affirmative vote of a plurality of the votes cast by stockholders present, in person or by proxy, at the annual meeting and entitled to vote in order to be elected director. A plurality means receiving more affirmative votes than any opposing candidate regardless of whether that is a majority of the votes cast. Votes marked “For” all nominees will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes “Withheld” from a nominee also have no effect on the vote since a plurality of the votes cast at the annual meeting is required for the election of each nominee. In the election of directors, stockholders are not entitled to cumulate their votes or to vote for a greater number of persons than the number of nominees named in this proxy statement.

Other Matters

Any other matters that may properly come before the annual meeting will be determined by the affirmative vote of a majority of our common stock represented, in person or by proxy, at the annual meeting and entitled to vote, assuming a quorum is present.

Stockholder Voting

In lieu of voting in person at the annual meeting, you may mark your selections on the enclosed proxy card, date and sign the card and return the card in the enclosed envelope. We encourage you to complete and submit the proxy card even if you plan to attend the annual meeting in person.

Please understand that voting by means of the proxy card has the effect of appointing Murray H. Gross, our chairman and chief executive officer, and Robert A. DeFronzo, our secretary, as your proxies. They are required to vote on the proposals described in this proxy statement exactly as you have voted. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Messrs. Gross and DeFronzo will be authorized to use their discretion to vote such issues on your behalf.

Abstentions

Any stockholder who is present at the annual meeting, either in person or by proxy, but who abstains from voting, will still be counted for purposes of determining whether a quorum exists. An abstention will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares entitled to vote at the annual meeting. Stockholders may not abstain from voting with respect to the election of directors.

Broker “Non-Votes”

If your shares are in a brokerage account and you do not vote, your brokerage firm could (1) vote your shares, if permitted by applicable rules, or (2) leave your shares unvoted. Under applicable rules, brokers who hold shares in street name have the authority to vote routine matters, such as the election of directors, as recommended by the board if they do not receive contrary voting instructions from the beneficial owners. However, brokers do not have the authority to vote on non-routine matters requiring approval of a majority of the shares present and entitled to vote, unless they have received voting instructions from the beneficial owners.

Such broker non-votes are considered present and are counted in determining the existence of a quorum, but will not be counted in determining the number of votes cast for a proposal. Therefore, broker non-votes will not arise in the context of the election of the nominees because the election of directors is a routine matter for which specific instructions from beneficial owners is not required.

Revocability of Proxies

You may revoke your proxy at any time before the annual meeting for any reason. To revoke your proxy before the meeting, write to our secretary, Robert A. DeFronzo, at 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067. You may also come to the annual meeting and change your vote in writing. Merely attending the annual meeting does not revoke your proxy.

Expenses

We will bear all expenses in connection with this solicitation, including the cost of preparing, printing and mailing proxy materials. Proxies may be solicited by directors, officers and other employees, by telephone or otherwise, without additional compensation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock and will reimburse those brokerage firms, nominees, custodians and fiduciaries and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

OUR COMPANY

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products for The Home Depot in designated markets. Our home improvement products are marketed nationally under “The Home Depot® Kitchen and Bathroom Refacing” and “The Home Depot Installed Decks” brands. Our product lines include kitchen cabinet products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood and composite decks and related accessories. The business of our consumer finance subsidiary is to source and service retail installment obligations.

Our principal offices are located at 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067, our telephone number is (214) 488-6300 and our website is www.ushomesystems.com. Our common stock is traded on the NASDAQ Global Market under the symbol “USHS”.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our board of directors consists of one class of directors. All current directors’ terms expire at the 2007 annual meeting. Our board has nominated each of the current directors for re-election. Our stockholders will vote on the election of five members to our board of directors at the annual meeting. Unless otherwise instructed, the proxy holders will vote their proxies for the five nominees named below. Each person will serve as a director until the next annual meeting or until a successor has been elected and qualified.

Each of the persons nominated for election to our board has agreed to stand for election, and, to the knowledge of the board, each of the nominees intends to serve the entire term for which election is sought. However, should any nominee become unable or unwilling to accept nomination or election, the proxies will be voted for a nominee designated by the present board, with the assistance of the nominating/corporate governance committee, to fill the vacancy, unless the board reduces the number of directors to eliminate the vacancy. At present, it is not anticipated that any nominee will be unable or unwilling to serve as a director. All nominees for director currently serve as directors of our company.

The board of directors recommends that stockholders vote “FOR” the nominees listed below.

Nominees for Director

Murray H. Gross, age 68, serves as our chief executive officer and the chairman of our board of directors, positions he has held since 2001. He was elected to the board of directors in 2001. Mr. Gross served as our president from 2001 to March 2007 when Peter T. Bulger was elected president. He served as president and chief executive officer of U.S. Remodelers, one of our wholly owned subsidiaries, since its inception in January 1997 to December 2003. Since December 2003, he has served as executive vice president of U.S. Remodelers. Mr. Gross has over 47 years of experience in the home improvement industry.

Don A. Buchholz, age 78, was elected to our board of directors in June 2002, and serves as chairman of our compensation and nominating/corporate governance committees, and as a member of our audit committee. Mr. Buchholz is chairman of the board of directors of SWS Group, Inc., a publicly owned holding company with subsidiaries engaged in providing securities clearing, securities brokerage, investment banking and investment advisory services. He has served as director and chairman of the board of SWS Group, Inc. since 1991.

D.S. Berenson, age 42, was elected to our board of directors in February 2001. He is managing partner for the Washington, D.C. office of Johanson Berenson LLP, where he maintains an international practice specializing in issues pertaining to the finance, construction and home improvement industries. He has been a partner with Johanson Berenson LLP since 1999 and has been engaged in the practice of law for the past 16 years. A frequent lecturer to contractors, manufacturers and trade associations, Mr. Berenson is the author of a six-volume series of books addressing the state and federal regulation of consumer credit sales.

Larry A. Jobe, age 67, has served as a member of our board of directors since June 2003 and is chairman of our audit committee and a member of our nominating/corporate governance and compensation committees. He is chairman of the board of Legal Network, Ltd., a company he co-founded in 1993. Legal Network, Ltd. provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments. Mr. Jobe also serves as a director of SWS Group, Inc. and Mannatech, Inc. From 1973 to 1986, Mr. Jobe was the managing partner for the Dallas office of Grant Thornton LLP and served as its southwest regional managing partner from 1983 to 1991. He is a certified public accountant.

Kenneth W. Murphy, age 68, was elected to our board on July 15, 2004. He is a member of our compensation and audit committees. He served as president and a director of Mail Box Capital Corporation from

August 1999 until September 2001 when Mail Box Capital Corporation was acquired by Alliance Data Systems, a public company. From 2001 to 2003, he served as the chief executive officer of the printing and mailing divisions of Alliance Data Systems. Since 2000, he has been the president and director of Label Source, Inc., a provider of labels and tabs for the mailing industry. Mr. Murphy has established and endowed an Entrepreneurial Scholarship and The Murphy Entrepreneurial Center at the University of North Texas.

CORPORATE GOVERNANCE

Our Board and Board Meetings

We manage our business under the direction of our board of directors. Our directors generally serve one-year terms from the time of their election until the next annual meeting of stockholders or until their successors are duly elected and qualified. The size of our board is set at five members, and we currently have five directors including four non-employee directors. The board meets at least quarterly during the year to review significant developments and to act on matters requiring board approval. The board held five meetings during fiscal year 2006. Each director attended at least three-fourths of the total number of meetings of our board of directors sitting as a whole and all committees of our board on which such director served during 2006. Our board of directors has not adopted a policy on attendance by board members at our annual meeting of stockholders. However, we expect that each member of the board will attend the 2007 annual meeting.

The board has long been committed to sound and effective corporate governance practices. Three of the five nominees for election as directors of our board qualify as “independent” as defined by applicable Nasdaq Stock Market and SEC rules. Our key committees are and will continue to be comprised solely of independent directors. We formed a nominating/corporate governance committee in 2003 to consider and recommend candidates for board vacancies, actively recruit qualified candidates, review and make recommendations regarding committee assignments and committee structure, and assist the board in developing and implementing corporate governance practices and policies.

The board adopted a comprehensive set of corporate governance guidelines, which addresses a number of important governance issues, including director independence, criteria for board membership, expectations regarding attendance and participation in meetings, committee responsibilities, authority of the board and certain committees to engage outside independent advisors as they deem appropriate, and annual board self-evaluation.

The board has also adopted and implemented formal charters setting forth the powers and responsibilities of the audit, compensation and nominating/corporate governance committees. Our board of directors, under the direction of the nominating/corporate governance committee, regularly reviews and assess the charters of each of these committees. All three of our charters and corporate governance guidelines may be viewed on the corporate governance page of our web site, www.ushomesystems.com.

The current members of the committees are identified below:

Director	Audit	Compensation	Nominating & Corporate Governance
Don A. Buchholz	X	X (Chair)	X (Chair)
Larry A. Jobe	X (Chair)	X	X
Kenneth W. Murphy	X	X

Audit Committee

Our audit committee is comprised of three directors who are responsible for (1) selection of our independent registered public accounting firm, (2) reviewing and approving the scope of, and the fees for, the annual audit,

(3) reviewing with the independent registered public accounting firm our accounting practices and policies, (4) reviewing with the independent registered public accounting firm their audit report, (5) reviewing with our chief financial officer and independent registered public accounting firm overall accounting, financial and internal controls, and (6) being available to the independent registered public accounting firm during the year for consultation purposes Each of the members of the committee qualified as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the SEC promulgated thereunder, as well as the Nasdaq Stock Market’s independence rules relating to audit committees. Our audit committee is comprised of Larry A. Jobe (chairman), Don A. Buchholz and Kenneth W. Murphy. Our board has determined that all members of the audit committee are financially literate pursuant to the Nasdaq Stock Market rules and that Larry A. Jobe is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The audit committee held four meetings during fiscal year 2006. Each audit committee member participated in person or by telephone in all of the meetings.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accounting firm a formal written statement confirming the absence of any relationships between the auditor and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The audit committee discussed with the independent registered public accounting firm any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the registered public accounting firm’s independence. The audit committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the company’s internal controls over financial reporting. The committee reviewed with the independent registered public accounting firm their audit plan and audit scope and the independent registered public accounting firm’s examination of the financial statements. The audit committee is also responsible for reviewing compliance with the company’s code of ethics and business conduct policy, and for administering and enforcing the company’s accounting and auditing complaint procedures adopted in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

In November 2006, the audit committee approved the engagement of Grant Thornton LLP as the company’s independent registered public accounting firm for 2006.

Compensation Committee

Our compensation committee, which is comprised of three independent directors, determines the salaries of our executive officers, assists in determining the salaries of other personnel, administers the grant of awards under our 2000 Stock Compensation Plan and 2004 Restricted Stock Plan, and performs other similar functions. Our compensation committee is comprised of Don A. Buchholz (chairman), Kenneth W. Murphy and Larry A. Jobe. The compensation committee held two meetings during fiscal year 2006. All committee members participated in person or by telephone in all of the meetings. Our board of directors has adopted a charter for the compensation committee, which is available on our website at www.ushomesystems.com.

The compensation committee is responsible for determining the compensation of our executive officers. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from our chief executive officer with respect to goals and compensation of the other executive officers. In January 2007, the compensation committee engaged Longnecker & Associates, an executive compensation consulting firm, to review the cash and long-term compensation paid to our named executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification.

The compensation committee is responsible for administering all of our equity-based plans. The compensation committee also periodically reviews compensation and equity-based plans and makes its recommendation to the board with respect to these areas.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee is comprised of two non-employee directors who meet the independence requirements of the Nasdaq Stock Market and is responsible for identifying individuals qualified to become members of the board, recommending to the board qualified director nominees to be proposed for election at the annual meeting of stockholders, recommending to the board directors to be appointed to the various committees of the board, and assisting the board in developing and implementing effective corporate governance practices and policies. Our nominating/corporate governance committee is comprised of Don A. Buchholz (chairman) and Larry A. Jobe. The nominating/corporate governance committee held one meeting during fiscal year 2006. All committee members were present at each meeting.

Director Qualifications and Nominating Procedures

The company’s corporate governance guidelines provide that the board should generally have from seven to nine directors, a substantial majority of whom must qualify as independent directors under the listing standards of the Nasdaq Stock Market. The nominating/corporate governance committee is not currently seeking additional candidates to serve on the board and believes that the proposed five-member board is able to provide the necessary oversight and assistance to management of the company. Criteria for board membership takes into account skills, expertise, integrity, diversity and other qualities that are expected to enhance the board’s ability to manage and direct the business and affairs of the company. In general, nominees for director should have an understanding of the workings of business organizations such as the company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the board.

The nominating/corporate governance committee will, from time to time, seek to identify potential candidates for director nominees to sustain and enhance the composition of the board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the committee will consider potential candidates proposed by other members of the board, by management or by stockholders, and the committee has the sole authority to retain a search firm to assist in this process, at the expense of the company. In considering candidates submitted by stockholders, the nominating/corporate governance committee will take into consideration the needs of the board and the qualifications of the candidate. Our nominating/corporate governance committee does not have a specific policy with respect to the consideration of any director candidates recommended by stockholders. Our board and the nominating/corporate governance committee believe that such a policy is unnecessary because they will consider all recommended director candidates without regard to the source of the recommendation.

Once a person has been identified by the nominating/corporate governance committee as a potential candidate, the committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Thereafter, if the committee determines that the candidate has potential, a more in-depth consideration would be undertaken. Generally, if the person expresses a willingness to be considered and to serve on the board and the committee believes that the candidate has the potential to be a good candidate, the committee would seek to gather information from or about the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The nominating/corporate governance committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. Since the last annual meeting, the nominating/corporate governance committee has not received a recommended nominee from a stockholder owning 5% or more of our common stock. Our nominating/corporate governance committee charter is available on our website at www.ushomesystems.com.

Stockholder Communications with Directors

The board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the board, any board committee or any chair of any such committee by mail or electronically. To communicate with the board of directors, any individual director or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the company “c/o Corporate Secretary” at 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067. To communicate with any of our directors electronically, stockholders should use the following email address: rgoodner@ushomesystems.com.

SECURITY OWNERSHIP OF CERTAIN BENFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at April 16, 2007, regarding the beneficial ownership of our common stock of each person or group known by us to beneficially own 5% or more of our outstanding shares of common stock; each of our directors and named executive officers; and all our executive officers and directors, as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially Owned(1)
Named Executive Officers(2)	Number	Percent(3)
Murray H. Gross(4)(13)	545,347	6.5
Peter T. Bulger(5)	241,430	2.9
Steven L. Gross(6)	164,063	2.0
Robert A. DeFronzo(7)	44,312	*
Richard B. Goodner(8)	52,111	*

Non-Employee Directors(2)
Don A. Buchholz(9)(13)	486,160	5.8
D.S. Berenson(10)(13)	59,119	*
Larry A. Jobe(11)(13)	10,148	*
Kenneth W. Murphy(12)(13)	9,167	*

Non-Management Principal Stockholders(2)
Austin W. Marxe(14)	541,347	6.5
David M. Greenhouse(14)	541,347	6.5
Midwood Capital Management LLC(15)	776,500	9.3
Directors and executive officers as a group (9 persons)(16)	1,611,857	18.9

*	Denotes less than 1% of the outstanding shares of common stock.
(1)	On April 16, 2007, there were 8,339,013 shares of common stock outstanding and no shares of preferred stock issued and outstanding.
(2)	Each person named below has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules, a person is deemed the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days including through the exercise of any option or warrant or through the conversion of another security.
(3)	In determining the percent of voting stock owned by a person on April 16, 2007, (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 8,339,013 shares of common stock outstanding on April 16, 2007, and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(4)

Includes 199,376 shares of common stock held by About Face Limited, 230,790 shares held by BLG Partners, 20,000 shares which may be purchased by Mr. Gross upon exercise of stock options, 27,000 restricted shares of common stock awarded to Mr. Gross pursuant to the company’s 2004 Restricted Stock

Plan and 68,181 shares directly owned by Mr. Gross. About Face Limited is a family limited partnership, the partners of which are Murray H. Gross and his wife Barbara Gross, each of whom own a 49.5% interest in the partnership. GP About Face Ltd. is the general partner of the partnership and owns a 1% interest in the partnership. Mr. Gross is the president of the general partner. BLG Partners is a general partnership of which Murray H. Gross and his spouse Barbara Gross are partners. Mr. Gross has sole investment and voting power over the shares of our common stock held by both partnerships. Mr. Gross is our chief executive officer and chairman of our board of directors. Murray H. Gross is the father of Steven L. Gross. The address for Mr. Gross is 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, TX 75067.

(5)	Includes 196,690 shares of common stock held by Peter T. Bulger, 31,469 shares which may be purchased upon exercise of stock options and 13,271 restricted shares of common stock awarded to Mr. Bulger pursuant to the Company’s 2004 Restricted Stock Plan. Mr. Bulger is president and chief operating officer of our company.
(6)	Includes 132,366 shares of common stock held by SSTCJ LLC, a limited liability company of which Steven L. Gross and his wife Susan M. Gross are co-trustees, Mr. Gross also beneficially owns 21,532 shares which may be purchased upon exercise of stock options and 10,165 restricted shares of common stock awarded to Mr. Gross pursuant to the company’s 2004 Restricted Stock Plan. Steven L. Gross has dispositive and voting power over the shares of our common stock held by SSTCJ LLC. Mr. Gross is executive vice president and chief marketing officer of our company. He is the son of Murray H. Gross.
(7)	Includes 14,480 shares of common stock held by Robert A. DeFronzo, 25,000 shares which may be purchased upon exercise of stock options and 4,832 restricted shares of common stock awarded to Mr. DeFronzo pursuant to the company’s 2004 Restricted Stock Plan. Mr. DeFronzo is secretary, treasurer and chief financial officer of our company.
(8)	Includes 50,000 shares which may be purchased upon exercise of stock options and 2,111 restricted shares of common stock awarded to Mr. Goodner pursuant to the company’s 2004 Restricted Stock Plan. Mr. Goodner is vice president-legal affairs and general counsel of our company.
(9)	Includes 50,000 shares held by Union Hill Investments, 79,006 shares owned by Mr. Buchholz and 357,154 shares of common stock held by SWS Group, Inc. of which Mr. Buchholz is the chairman of the board. Union Hill Investments is a general partnership, the partners of which are Don A. Buchholz, his wife, Ruth Buchholz, his adult son, Robert Buchholz and his adult daughter, Chrystine B. Roberts. Don A. Buchholz has voting and investment power with regard to the company’s shares of common stock owned by the partnership. Don A. Buchholz and his wife jointly own a one-third interest in the partnership and his son and daughter each own a one-third interest. Mr. Buchholz is a director of our company. The address for Mr. Buchholz and SWS Group, Inc. is 1201 Elm Street, Suite 3500, Dallas, TX 75202.
(10)	Includes 4,619 shares owned by Mr. Berenson and he beneficially owns 54,500 shares which includes 52,500 shares which may be purchased upon exercise of stock options and 2,000 shares held in a retirement account. Mr. Berenson is a director of our company.
(11)	Includes 9,148 shares owned by Mr. Jobe and 1,000 shares which are held in his IRA account. Mr. Jobe is a director of our company.
(12)	Includes 2,000 shares held by the Estate of Shirley Murphy Trust of which Kenneth W. Murphy is the Trustee and controls the voting of such shares. Mr. Murphy owns 7,167 shares directly.
(13)	Nominee for election as a director.
(14)	Messrs Marxe and Greenhouse share voting and investment power over 111,800 shares of common stock owned by Special Situations Caymen Fund, L.P., 34,618 shares of common stock owned by Special Situations Funds III, L.P., and 394,929 shares of common stock owned by Special Situations Fund III QP, L.P. Messrs Marxe and Greenhouse are controlling principals of AWN Investment Company, Inc., the general partner of and investment adviser to Special Situations Caymen Fund, L.P., Special Situations Fund III, L.P. and Special Situations Fund III QP, L.P. The business address for Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York 10022. This information is based on a Schedule 13-G filed by Messrs. Marxe and Greenhouse with the Securities and Exchange Commission on February 14, 2006.
(15)

David E. Cohen and Ross D. DeMont are the managers (the “Managers”) of Midwood Capital Management LLC (“Capital”), which is the sole general partner of each of Midwood Capital Partners, L.P. (“LP”) and

Midwood Capital Partners QP, L.P. (“OP” and together with LP, the “Funds”), collectively the Reporting Persons. The beneficial ownership of the 776,500 shares is as follows: (i) LP beneficially owns 339,612 shares representing approximately 4.1% of our common stock, (ii) QP beneficially owns 436,888 shares, representing approximately 5.2% of our common stock, and (iii) Capital, as the sole general partner of each Fund, and Messrs. Cohen and DeMont, as the managers of Capital, each beneficially own 776,500 shares. Each Fund has the power to vote and dispose of the shares beneficially owned by such Fund. Capital, as the sole general partner of the Fund, has the sole authority to vote and dispose of all the shares. Each of the Managers, by virtue of their positions as managers of Capital, has the shared authority to vote and dispose of all of the shares. This information is bases on a Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on February 13, 2007.

(16)	Includes the beneficial ownership of certain shares by officers, directors and nominees for election as directors, shares of common stock which may be purchased by them upon exercise of stock options and restricted stock awards as disclosed in the foregoing footnotes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, and regulations of the SEC require our executive officers and directors and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of ownership and timely file transaction reports covering any changes in ownership with the SEC. Executive officers, directors and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with all such reports they file.

Based solely on review of the copies of such reports that we have received and written representations that no other reports were required for such persons, we believe that all filing requirements applicable to our executive officers, directors and owners of more than 10% of our common stock were complied with.

Certain Relationships and Related Transactions

D.S. Berenson, a director of the company, is a partner in a law firm which we have retained to provide legal services in a variety of areas, including consumer financing. We made payments to the law firm during the year ended December 31, 2006 of approximately $149,000.

Our policy with regard to related party transactions is that all material transactions are to be reviewed by the audit committee for any possible conflicts of interest. The committee will generally evaluate the transaction in terms of: (1) the benefits to the company; (2) the terms of the transaction; and (3) the terms available to unrelated third parties or to employees generally. The audit committee will generally seek consensus of the transaction from the independent directors.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our named executive officers as of the record date:

Name	Age	Position(s)
Murray H. Gross(1)	68	Chief Executive Officer, Chairman of the Board and Director
Peter T. Bulger	47	President and Chief Operating Officer
Steven L. Gross	44	Executive Vice President and Chief Marketing Officer
Robert A. DeFronzo	52	Secretary-Treasurer and Chief Financial Officer
Richard B. Goodner	61	Vice President-Legal Affairs and General Counsel

(1)	The business experience of Mr. Gross is included under “Proposal One: Election of Directors—Nominees for Director.”

Peter T. Bulger serves as our president and chief operating officer. Mr. Bulger has served as our chief operating officer since 2001 and as our president since March 2007. Mr. Bulger served as our executive vice president from 2001 until March 2007 when he was elected president. He served as a vice president of U.S. Remodelers, Inc., one of our wholly-owned subsidiaries, from 1997 to December 2003 and served as U.S. Remodelers’ chief operating officer from 1998 until December 2003 when he was elected president and chief executive officer of U.S. Remodelers. He has 20 years of experience in the home improvement industry.

Steven L. Gross serves as our executive vice president and chief marketing officer, positions he has held since February 2001. He has been vice president of marketing of U.S. Remodelers since its inception in January 1997. He has 21 years experience in the home improvement industry. He is the son of Murray H. Gross.

Robert A. DeFronzo serves as our secretary, treasurer and chief financial officer, positions he has held since February 2001. He has been chief financial officer, secretary and treasurer of U.S. Remodelers since December 1997. He has 16 years of experience in the home improvement industry.

Richard B. Goodner has served as general counsel since June 2003 and as vice president—legal affairs since August 2003. From 1997 to June 2003, he was a partner in the Dallas, Texas office of Jackson Walker, L.L.P. He has practiced in the area of corporate and securities law for over 35 years and has represented numerous public and private companies in a range of general corporate and securities matters. He is also a director of China BAK Battery, Inc. and Winner Medical Group, Inc.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Philosophy

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Different programs are geared to short and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success not only as individuals, but also as a management team, in attaining key operating objectives, such as growth of sales, earnings per share, operating earnings and increased market price for our stock. We believe the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of our company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and restrictive stock awards programs. To that end, our compensation committee believes executive compensation packages provided to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Overview, Process and Components of Compensation

The compensation committee is responsible for establishing the compensation for our chief executive officer and other executives. The compensation committee also establishes executive compensation policies, incentive compensation policies, employee benefit plans and determines cash and equity awards thereunder. In so doing, the compensation committee has the responsibility to develop, implement, and manage compensation policies and programs that seek to enhance our long term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders’ investment.

Our compensation programs are designed to attract, retain, and motivate key executive personnel who possess the skills and qualities necessary to successfully perform in this industry. Elements of compensation for our executives include: annual salary, cash bonus, stock option and restricted stock grants, perquisites and other personal benefits and a newly adopted long-term incentive compensation plan. In making compensation decisions with respect to each of these elements, the compensation committee considers the competitive market for executives and compensation levels provided by comparable companies

Salary.    Annual compensation for senior management consists of base salary and, when appropriate, bonus compensation. The basic terms of employment of each named executive officer are described under “Executive Compensation and Other Information—Employment Agreements”. The compensation committee annually reviews and adjusts the salary levels of executives and awards bonuses as it deems appropriate. In determining appropriate salaries, the compensation committee considers: (1) the chief executive officer’s recommendations as to compensation for all other executive officers; (2) the scope of responsibility, experience, time in position and individual performance of each officer, including the chief executive officer; (3) compensation levels at institutions of comparable size and complexity and (4) advice of outside consultants. The compensation committee’s analysis is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executives’ base salaries. The compensation committee also reviewed and considered the base salaries of our executive officers in light of the base salaries paid to companies in our peer group. The compensation committee has, and may again in the future, engage consultants specializing in executive compensation, to establish competitive annual salary levels for each of our executives.

Bonuses.    The compensation committee considers bonus compensation to be a motivational method for encouraging and rewarding outstanding individual performance, as well as our overall performance. Awards under our cash bonus plan are recommended to the board of directors by the compensation committee based primarily upon: (1) our overall performance, including our performance as compared to prior years; (2) the performance of the individual officer; and (3) the recommendation of the chief executive officer. The purpose of the cash bonus plan is to provide a special incentive to each executive to maximize his or her individual performance and our overall performance. For most senior officers, bonus-to-salary ratios are sufficiently high to provide meaningful incentives to accomplish these objectives. In 2006, our named executive officers earned cash bonuses totaling approximately $1,006,479.

Option and Restricted Stock Grants.    The compensation committee also considers stock option and restricted stock grants to be an important motivational method for encouraging outstanding performance, especially for senior officers. The compensation committee believes that stock options and restricted stock awards provide management with a direct interest in the value of the common stock of the company, thus aligning the interests of management with those of stockholders. Although in 2006, the compensation committee did not grant any options to purchase our common stock to executive officers, Peter T. Bulger and Steven L. Gross received reload options upon their exercise of stock options in 2006. See “Executive Compensation and Other Information—Options Exercised and Stock Vested”. In 2006, 21,000 restricted stock awards were granted to Murray H. Gross, our chairman and chief executive officer. Each of our named executive officers holds restricted stock awards and options to purchase our common stock.

Since the adoption of FAS 123(R), restricted stock awards became a component of the compensation of our management (including the named executive officers) in fiscal 2006. We believe that the inclusion of restricted stock awards in the stock-based component of executive compensation better aligns the interest of management with those of our stockholders. In certain circumstances, restricted stock awards can represent a greater incentive to recipients than do options and such awards can generally consist of fewer shares of restricted stock than options, resulting in less earnings per share dilution.

Long-Term Incentive Program.    In January 2007 the compensation committee engaged Longnecker & Associates, an executive compensation consulting firm, to review the cash and long-term compensation paid to our named executive officers. The Longnecker methodology included:

•	A review of the company’s direct compensation (base salary, annual incentives and long-term incentives) for the named executive officers; and

•	Assessing the competitiveness of the named executive officers compensation as compared to published survey companies in our industry with annual comparable revenues.

The Longnecker report concluded that:

•	Our management has managed fixed costs by aligning named executive officers base compensation at the market mid-point.

•	The targeted total cash levels (base salary plus annual incentives) provided to the named executive officers, are at market mid-point targeted total cash levels.

•

We are significantly below the market mid-point for long-term incentive rewards due to low market long-term incentive awards and only three of the named executive officers received long-term incentive awards during 2006.

•

Our named executive officers targeted total direct compensation levels are below the market mid-point targeted total direct compensation levels mainly due to the lack of significant long-term incentive awards.

As a result of the Longnecker report the compensation committee concluded that grants of restricted stock awards should be made to our named executive officers to provide them with an incentive to make decisions which are in our long-term best interests and to balance the shorter-term annual cash incentive component of the named executive officers compensation.

In March 2007, the compensation committee approved a long-term incentive plan, or Incentive Plan, effective for the fiscal year ended December 31, 2007 for our named executive officers.

The Incentive Plan provides for the granting of restricted stock awards to named executive officers based on our long-term performance and earnings per share results. Earnings per share represent our stock performance throughout the year which will directly correlate to increased stockholder earnings and value. The plan design consists of earnings per share targets for fiscal year 2007 in which restricted stock awards are directly related to our performance. The compensation committee is responsible for setting the earnings per share threshold, target and maximum levels as well as respective restricted stock awards.

The restricted stock awards granted under the Incentive Plan for fiscal 2007 performance, if any, would vest 25% on January 1, 2010 and 25% each January 1, 2011, 2012 and 2013, respectively. Stock awards that are not vested upon termination of an executive’s employment would be forfeited. The restricted stock award would vest 100% upon a change in control of the company.

To activate restricted stock awards under the Incentive Plan, we must obtain a threshold of 80% of the targeted annual earnings per share as determined by the compensation committee. The maximum threshold under the plan is equal to 120% of the target earnings per share. The restricted stock awards to be granted to the named executive officers under the Incentive Plan are equal to a cash equivalent percentage of each named executive officers annual salary. The following table illustrates the cash equivalent restrictive stock awards which would be granted to each named executive officer if our earnings per share for 2007 and future years obtain threshold to maximum earnings per share.

	Cash Equivalent Percentage of Named Executive Officer Annual Salary in Restrictive Stock Awards
Named Executive Officer	Threshold Earnings Per Share	Target Earnings Per Share	Maximum Earnings Per Share
Murray H. Gross	80%	100%	200%
Chairman and Chief Executive Officer
Peter T. Bulger	80%	100%	200%
President and Chief Operating Officer
Steven L. Gross	40%	50%	100%
Executive Vice President and Chief Marketing Officer
Robert A. DeFronzo	40%	50%	100%
Secretary-Treasurer and Chief Financial Officer
Richard B. Goodner	12%	15%	30%
Vice President-Legal Affairs and General Counsel

Chief Executive Officer’s Compensation.    In keeping with the general compensation philosophy outlined above, our chief executive officer’s base salary was established to place emphasis on incentive compensation while remaining competitive with others in our industry. The compensation committee reviewed the performance of the chief executive officer and the results of operations of the company during 2005 and 2006 to determine the bonus portion of his annual compensation. Murray H. Gross, our chief executive officer, is subject to the same bonus plan as the other executive officers. In determining Mr. Gross’ annual compensation, the compensation committee considered Mr. Gross’ performance, his compensation history and other subjective factors in light of our financial results during 2005 and 2006. The compensation committee believes that Mr. Gross’ total compensation package is commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in the performance, size, business mix and geographic area of the companies reviewed.

Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly traded company for compensation in excess of $1 million paid to the company’s chief executive officer and its four other most highly compensated executive officers. Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, we structure and administer our 2000 Stock Compensation Plan in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our 2000 Stock Compensation Plan or 2004 Restricted Stock Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

The following table contains summary information concerning the total compensation earned during 2006 by our chief executive officer, chief financial officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2006, whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2006.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All other compensation ($)		Total ($)
Murray H. Gross	2006	341,462	397,355	59,775	—	38,087	(3)	836,679
Chief Executive Officer and Chairman of the Board of Directors

Peter T. Bulger	2006	297,402	297,675	12,567	80,000	*		687,644
Executive Vice President and Chief Operating Officer

Steven L. Gross	2006	211,256	211,449	10,473	53,335	*		486,513
Executive Vice President and Chief Marketing Officer

Robert A. DeFronzo	2006	214,793	75,000	6,284	—	*		296,077
Secretary, Treasurer and Chief Financial Officer

Richard B. Goodner	2006	188,168	25,000	3,142	12,829	*		229,139
Vice President—Legal Affairs and General Counsel

*	Total value of all perquisites and personal benefits for the named executive officer is less than $10,000.
(1)	On March 15, 2007, the board of directors elected Peter T. Bulger president to replace Murray H. Gross. Mr. Gross served as our president since 2001 and will continue to serve as our chairman of the board and chief executive officer. Prior to his election as president, Mr. Bulger served as our executive vice president and chief operating officer, positions he held since 2001. He will continue as our chief operating officer. The compensation received by Messrs. Gross and Bulger for the periods indicated reflect compensation received by them in the positions of president and chief executive officer and executive vice president and chief operating officer, respectively.

(2)	Refer to Note 19 “Stock Based Incentive Plans”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 23, 2007 with the SEC for the relevant assumptions used to determine compensation expense on our stock and option awards.
(3)	Amount shown includes health, dental, disability, long-term home care and life insurance premiums paid by us for the benefit of Murray H. Gross.

Grants of Plan-Based Awards

The following table sets forth each equity award granted to the company’s named executive officers during the year ended December 31, 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Options Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Murray H. Gross	06/02/06	21,000	(2)	—		$10.01	$210,210
Peter T. Bulger	04/03/06	—		31,469	(3)	$8.58	$80,000
Steven L. Gross	04/06/06	—		21,532	(4)	$8.36	$53,335

(1)	Refer to Note 19 “Stock Based Incentive Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 23, 2007 with the SEC for relevant assumptions used to determine the valuation of our stock and option awards.
(2)

The restricted stock awards were issued pursuant to the extension of Mr. Gross’ employment agreement. The stock awards vest 33  1/3% on January 1, 2007, 2008 and 2009, respectively. See “Employment Agreements—Murray H. Gross.”

(3)	The options to purchase 31,469 shares are reload options issued April 3, 2006 to replace 31,469 shares of the company’s common stock tendered to the company by Mr. Bulger as payment for the exercise of options to purchase 75,000 shares. At December 31, 2006, the options were fully vested. See “Options Exercised and Stock Vested.”
(4)	The options to purchase 21,532 shares are reload options issued on April 6, 2006 to replace 21,532 shares of the company’s common stock tendered to the company by Mr. Gross as payment for the exercise of options to purchase 50,000 shares. At December 31, 2006, the options were fully vested. See “Option Exercised and Stock Vested.”

Employment Agreements

Murray H. Gross.    The term of our initial employment agreement with Mr. Gross was scheduled to end on December 31, 2006. On June 2, 2006, our compensation committee approved the extension of the initial term of Mr. Gross’s employment agreement for an additional three year period through December 31, 2009. The compensation committee also agreed that we will provide Mr. Gross with long term care insurance coverage until June 2, 2016, provided that the annual premium we would pay does not exceed $25,000. Mr. Gross was also granted 21,000 restricted stock awards pursuant to our 2004 Restricted Stock Plan. One-third of the awarded shares vested on January 1, 2007, and one-third of the awarded shares will vest on each of January 1, 2008 and 2009, respectively. The employment agreement will automatically be extended for an additional one year term unless on or before November 30, 2009 either party notifies the other of its intent not to renew the agreement.

If the employment agreement is terminated by us for just cause or by Mr. Gross without good reason, Mr. Gross will not be entitled to severance pay. If the employment agreement is terminated by us without just cause or by Mr. Gross with good reason, which includes a change in our control, Mr. Gross will be entitled to severance pay in a lump sum amount equal to the greater of the remainder of the term of the agreement then in effect or one year’s base salary as then in effect. If at the time of Mr. Gross’ death his employment agreement is in effect and Mr. Gross is married, we are obligated to pay Mr. Gross’ widow in a lump sum an amount of cash equal to one year’s salary. We also pay the annual premiums to provide Mr. Gross’ beneficiaries with $1,250,000 of life insurance benefits. If we terminate Mr. Gross’ employment as a result of his disability, Mr. Gross will be entitled to receive an amount equal to the difference between his salary at the date of termination and any disability compensation received by him until the later of the expiration of the term of the employment agreement or one year after date of disability. Mr. Gross is entitled to receive bonuses and other incentive compensation as determined by our compensation committee. The employment agreement contains provisions related to confidentiality and non-competition.

Pursuant to Mr. Gross’ employment agreement, Mr. Gross may resign from his employment with us and convert his employment agreement into a consulting agreement at any time after he attains the age of 68 until September 1, 2009. The terms of the consulting agreement are similar to Mr. Gross’ employment agreement, except that the consulting agreement will be for a two year term and his compensation thereunder will equal 70% of his salary on the day of his resignation.

Employment Agreements with other named executive officers.    We also have employment agreements with each of Peter T. Bulger, Steven L. Gross, Robert A. DeFronzo and Richard B. Goodner. The terms of each of these employment agreements are similar with the exception of the base salary and bonus received by each named executive officer.

Our employment agreements with these executive officers are for a one-year initial term; provided that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless we notify the executive officer of our intent not to extend the agreement. If an executive’s employment agreement is terminated by us for cause or by the executive without good reason, the executive will not be entitled to severance pay. If we terminate the executive without cause, the executive will be entitled to severance pay equal to one year’s salary. If we terminate the executive as a result of his disability, the executive will be entitled to receive an amount equal to the difference between his salary at the date of termination and any disability compensation received by him for a one-year period. If at the time of the executive’s death his employment agreement is in effect and the executive is married, we are obligated to pay the executive’s widow in a lump sum an amount of cash equal to one year’s salary. If the executive terminates his employment with us for good reason or within one year of a change in our control, he will be entitled to severance pay equal to one year’s salary. Our executives are entitled to receive bonuses and other incentive compensation as determined by our compensation committee. The employment agreements contain provisions related to confidentiality and non-competition.

Cash Bonus Plan

We have an executive cash bonus plan which recognizes and rewards contributions made to us by our named executive officers and key management. The bonus plan is administered by our compensation committee, who, each fiscal year selects the executive officers and key management eligible to receive bonus awards under the plan for the current or subsequent fiscal years. The compensation committee determines the amount of the cash bonus pool available for distribution for the fiscal year. The cash bonus pool available for distribution is an amount equal to a percentage (as determined by the compensation committee) of the pre-tax profit of our operating subsidiaries and on a consolidated basis for the applicable fiscal year. Each participant in the bonus plan shall receive a quarterly draw against his awarded annual bonus. The bonus plan contains provisions that address the availability of bonuses and payment procedures for eligible participants in the plan whose employment with us is terminated during a given fiscal year.

Stock Option and Stock Awards Programs

We currently have two equity based programs, our 2000 Stock Compensation Plan and 2004 Restricted Stock Plan. We intend that our stock award program is the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our stock award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating the executive officers to manage our company in a manner that is consistent with the interests of our company and our stockholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers and key employees, we realize that it is important that we utilize other forms of equity awards as and when we may deem necessary. In fiscal 2006, we granted 21,000 restricted stock units to Murray H. Gross, our chairman and chief executive officer and Peter T. Bulger, our chief operating officer, and Steven L. Gross, our chief marketing officer, received 31,469 and 21,532 reload options, respectively. See “Grants of Plan-Based Awards.”

Outstanding Equity Awards at December 31, 2006

The following table sets forth certain information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2006.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Murray H. Gross	20,000	$5.31	01/10/2013	25,000	(1)	$283,000
Peter T. Bulger	31,469	$8.58	04/23/2011	4,000	(2)	$45,280
Steven L. Gross	21,532	$8.36	04/23/2011	3,333	(2)	$37,730
Robert A. DeFronzo	25,000	$3.60	04/23/2011	2,000	(2)	$22,640
Richard B. Goodner	50,000	$7.49	06/13/2013	1,000	(2)	$11,320

(1)	The restricted stock awards vest as follows: 9,000 shares on January 1, 2007 and 2008, respectively and 7,000 shares on January 1, 2009
(2)	50% of the stock awards vest on January 1, 2007 and 2008, respectively.

Options Exercised and Stock Vested

The following table sets forth certain information concerning each exercise of stock options and each vesting of stock, including restricted stock, during the year ended December 31, 2006 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Murray H. Gross	105,000	$479,006	2,000	$12,780
Peter T. Bulger	75,000	$373,500	2,000	$12,780
Steven L. Gross	50,000	$238,000	1,667	$10,652
Robert A. DeFronzo	—	—	1,000	$6,390
Richard B. Goodner	—	—	500	$3,195

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

Equity Compensation Plans

The following table provides information as of December 31, 2006 with respect to our common shares issuable under equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders:
2000 Stock Compensation Plan(1) (2) (3)	341,865	$6.01	883,248
2004 Restricted Stock Plan(4)	47,333	$—	415,128
Equity compensation plans not approved by security holders	—	—	—

Total	389,198	$6.01	1,298,376

(1)	Our 2000 Stock Compensation Plan allows for the granting of share options to employees, directors and advisors.
(2)	Excludes 16,250 outstanding share options assumed in connection with the merger of U.S. Remodelers with us in 2001 at a weighted average exercise price of $8.90. We do not intend to issue any additional options under the assumed plans.
(3)	The maximum number of shares of common stock in respect to which options may be granted under the 2000 Stock Compensation Plan, or the 2000 Plan, is 3,000,000 shares without limitation, and the number of shares in respect of which options may be granted to any one person is 300,000 shares during any single calendar year. Our board of directors approved restricting the number of shares available for options under the 2000 Plan to 20% of the outstanding shares of common stock of the company. The board retained the authority to increase the number of shares available for options under the 2000 Plan up to a maximum of 3,000,000 shares from time to time as may be necessary in the future to provide ample shares for options under the 2000 Plan for our employees, directors and advisors.
(4)	The stockholders approved the 2004 Restricted Stock Plan at the Annual Meeting of Stockholders held on July 15, 2004. Pursuant to this plan, our employees and directors may be granted restricted stock awards under such terms as determined by our compensation committee. The compensation committee is authorized to grant up to a maximum of 500,000 restricted stock awards for our common stock under this Plan.

Non-qualified Defined Contribution and Other Non-Qualified Deferred Compensation

We do not provide any non-qualified defined contribution or other deferred contribution or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

General

We have employment agreements with each of our named executive officers. Each of the named executive officers employment agreements have similar provisions regarding “just cause”, “good reason”, “disability” and “change in control”.

Termination of employment for just cause includes:

•	the commission by executive of any act of fraud, embezzlement, or misappropriation materially prejudicial to the company’s best interest;

•

a final conviction of executive, after all available appeals have been exhausted for a felony, which in the reasonable judgment of the board of directors materially affects executive’s ability to perform his duties;

•	any material breach by the executive of any of the terms of, or the failure to perform, any material covenant or agreement contained in his employment agreement;

•	the failure or refusal of executive to devote substantially all of his business time, ability, attention, efforts and energy to the company during regular business hours; or

•	the failure of executive to materially comply with the company policy concerning harassment and discrimination in the workplace.

An executive’s employment shall be deemed terminated with good reason if he tenders his resignation within:

•	thirty days of the occurrence of any material breach by the company of any of the terms of, or the failure to perform, any covenant or agreement contained in the executive’s employment agreement;

•	thirty days of the occurrence of any reduction in annual salary;

•	one year (six months for Murray H. Gross) if there is a change in control of the company;

•	thirty days of the occurrence of delivery by the company to executive of a non-renewal notice; or

•	delivery by the company to executive of written notice of the company’s approval for executive to tender his resignation with good reason.

An named executive officer shall be “disabled” if he is unable to perform the essential functions of his position, with or without reasonable accommodation, due to injury, illness, or other impairment (physical or mental), for one consecutive period of ninety days.

For purposes of the named executive officers’ employment agreements, a change in control will be deemed to have occurred upon any of the following events:

•	a shareholder becomes the beneficial owner of 50% or more of the total voting power of the company’s outstanding securities; or

•	shares representing 50% or more of the voting power of the company’s voting securities are purchased pursuant to a tender offer or exchange offer; or

•

as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions, the persons who were directors of the company before the transaction shall cease to constitute a majority of the board of the company or of any successor to the company; or

•

the company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the company.

The tables below reflect the amount of compensation to each of the named executive in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon termination for cause, voluntary termination, termination without cause or for good reason and termination in connection with a change of controls and change of control without termination and in the event of disability or death of the executive is shown below. The amounts shown in the following tables assume that a change in control occurred during fiscal 2006 and that termination occurred on December 31, 2006 and include amounts earned but not paid as of that date. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our company.

Murray H. Gross.    Termination payments are agreed to pursuant to his employment agreement, which is summarized above. See “Executive Compensation and Other Information—Employment Agreements”.

Executive benefits and payments upon termination	Death	Disability	Termination for cause	Voluntary termination	Termination without cause or for good reason	Termination in connection with change in control	Change in control without termination
Base salary	$341,775	$1,025,325	$—	$—	$1,025,325	$1,025,325	$—
Accrued bonus	247,355	247,355	247,355	247,355	247,355	247,355	247,355
Restricted stock accelerated	283,000	283,000	283,000	283,000	283,000	283,000	283,000
Total	$872,130	$1,555,680	$530,355	$530,355	$1,555,680	$1,555,680	$530,355

Peter T. Bulger.    Termination payments are agreed to pursuant to his employment agreement, which is summarized above. See “Executive Compensation and Other Information—Employment Agreements”.

Executive benefits and Payments upon termination	Death or disability	Termination for cause	Voluntary termination	Termination without cause or for good reason	Termination in connection with change in control	Change in control without termination
Base salary	$297,675	$—	$—	$297,675	$297,675	$—
Accrued bonus	86,675	86,675	86,675	86,675	86,675	86,675
Restricted stock accelerated	45,280	45,280	45,280	45,280	45,280	45,280
Total	$429,630	$131,955	$131,955	$429,630	$429,630	$131,955

Steven L. Gross.    Termination payments are agreed to pursuant to his employment agreement, which is summarized above. See “Executive Compensation and Other Information—Employment Agreements”.

Executive benefits and payments upon termination	Death or disability	Termination for cause	Voluntary termination	Termination without cause or for good reason	Termination in connection with change in control	Change in control without termination
Base salary	$211,450	$—	$—	$211,450	$211,450	$—
Accrued bonus	53,449	53,449	53,449	53,449	53,449	53,449
Restricted stock accelerated	37,730	37,730	37,730	37,730	37,730	37,730
Total	$302,629	$91,179	$91,179	$302,629	$302,629	$91,179

Robert A. DeFronzo.    Termination payments are agreed to pursuant to his employment agreement, which is summarized above. See “Executive Compensation and Other Information—Employment Agreements”.

Executive benefits and payments upon termination	Death or disability	Termination for cause	Voluntary termination	Termination without cause or for good reason	Termination in connection with change in control	Change in control without termination
Base salary	$214,990	$—	$—	$214,990	$214,990	$—
Accrued Bonus	75,000	75,000	75,000	75,000	75,000	75,000
Restricted stock accelerated	22,640	22,640	22,640	22,640	22,640	22,640
Total	$312,630	$97,640	$97,640	$312,630	$312,630	$97,640

Richard B. Goodner.    Termination payments are agreed to pursuant to his employment agreement, which is summarized above. See “Executive Compensation and Other Information—Employment Agreements”.

Executive benefits and payments upon termination	Death or disability	Termination for cause	Voluntary termination	Termination without cause or for good reason	Termination in connection with change in control	Change in control without termination
Base salary	$192,940	$—	$—	$192,940	$192,940	$—
Accrued bonus	25,000	25,000	25,000	25,000	25,000	25,000
Restricted stock accelerated	3,195	3,195	3,195	3,195	3,195	3,195
Total	$221,135	$28,195	$28,195	$221,135	$221,135	$28,195

The company at its expense maintains a $300,000 life insurance policy on each of the named executive officers to fund (in whole or in part) the company’s obligation to pay the executive’s spouse a lump sum payment equal to the executive’s annual base salary upon the death of the executive. Each named executive officer’s employment agreement provides that the company is obligated to pay an executive his base salary for one year (three years for Murray H. Gross) after termination as a result of a disability. The company has the right to reduce this obligation by the amount of any disability benefits received by the executive. The company maintains at its expense a long-term disability policy for each of its named executives.

Compensation of Directors

The following table sets forth certain information concerning the compensation of our directors for year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Don A. Buchholz	$7,500	$5,000	$12,500
D.S. Berenson	-0-	$14,375	$14,375
Larry A. Jobe	-0-	$19,064	$19,064
Kenneth W. Murphy	-0-	$14,375	$14,375

(1)	Murray H. Gross, chairman of the board and chief executive officer of our company, has been omitted from the table since he received no compensation for serving on our board.
(2)	The awards granted to directors were fully vested on date of grant. The awards were expensed at the fair market price of our common stock on grant date.

All of our directors, except for Murray H. Gross, are “non-employee directors.” Each of our non-employee directors receives an annual retainer of $15,000. The chairman of our audit committee receives an additional annual retainer of $5,000. The annual compensation is payment for each director’s attendance of up to eight meetings per year, including board and committee meetings. For each meeting attended by the non-employee directors over the annual eight meetings, each director will be paid $500. We reimburse our directors for expenses relating to attendance of meetings. We do not compensate employee directors for attendance at board of directors’ meetings or committee meetings. From time to time our directors have received stock option grants and restricted stock awards.

Each non-employee director is required to receive at least $5,000 of his annual retainer in the form of shares of our common stock to be issued under our 2004 Restricted Stock Plan. Twenty-five percent of the cash compensation is paid each quarter. The $5,000 of restricted stock awards shall be granted to each non-employee director on the first business day of each January, and the number of the restricted stock awards shall be determined based on the closing sales price of our common stock on the grant date as quoted by the Nasdaq

Global Market System. The restricted stock awards shall be granted with no restrictions except for restrictions specified under applicable state and federal securities laws for the issuance of unregistered securities.

Each director, at his option, may receive such additional restricted stock awards in lieu of the cash compensation as he shall elect. If a director elects to receive additional restricted stock awards in lieu of cash, we will grant to the director additional restricted stock awards with a fair market value equal to the amount of cash compensation that the director elected to receive in restricted stock awards plus an additional restricted stock award equal to 25% of the amount of the restricted stock awards granted to the director. This provision also applies to the additional $5,000 to be received by the audit committee chairman.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of our board of directors are named above under “Corporate Governance—Compensation Committee”. None of our executive officers serves as a member of the compensation committee of, or as a director of, another entity, of which any members of our compensation committee is an executive officer.

REPORT OF COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for the 2007 annual meeting of stockholders.

By the Compensation Committee of the Board of Directors:

Don A. Buchholz, Compensation Committee chair

Larry A. Jobe, Compensation Committee member

Kenneth W. Murphy, Compensation Committee member

AUDIT COMMITTEE REPORT

The board of directors maintains an audit committee, acting pursuant to a written charter adopted by the board of directors, comprised of three non-employee directors of our company, who are independent, as that term is used under the applicable rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market. The audit committee charter may be viewed on the corporate governance page of our website at www.ushomesystems.com. Our board of directors has determined that Larry A. Jobe, chairman of the audit committee, qualifies as an “audit committee financial expert” under current regulations. The audit committee believes that the audit committee’s current member composition satisfies the requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the current listing standards of the Nasdaq Stock Market that govern audit committee composition.

Our audit committee is comprised of three directors who are responsible for (1) selection of our independent registered public accounting firm, (2) reviewing and approving the scope of, and the fees for, the annual audit, (3) reviewing with the independent registered public accounting firm our accounting practices and policies, (4) reviewing with the independent registered public accounting firm their audit report, (5) reviewing with our chief financial officer and independent registered public accounting firm overall accounting, financial and internal controls, and (6) being available to the independent registered public accounting firm during the year for consultation purposes

Management is responsible for the company’s financial reporting process, including its system of internal control over financial reporting, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The company’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. It is not the duty or responsibility of the audit committee to conduct auditing or accounting reviews or procedures. Members of the audit committee are not employees of the company. We are not and do not represent ourselves to be, or to serve as, accountants or auditors by profession, or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on the company’s financial statements.

Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our company’s independent registered public accounting firm is in fact “independent.”

We have reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The company’s independent registered public accounting firm also provided us with the written disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and we discussed with the independent registered public accounting firm that firm’s independence.

Following our discussions with management and the independent registered public accounting firm, we recommended that the board of directors include the audited consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2006.

Submitted by the audit committee

of the board of directors

Larry A. Jobe, Chairman

Don A. Buchholz

Kenneth W. Murphy

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee pre-approves the audit fees and services provided by our independent registered public accounting firm. This committee also reviews any factors that could impact the independence of our independent registered public accounting firm in conducting the audit and receives certain representations from our independent registered public accounting firm towards that end.

Grant Thornton LLP audited our financial statements for the fiscal years ended December 31, 2005 and 2006. Representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table summarizes the fees paid or payable to Grant Thornton LLP for services rendered for the fiscal years ended December 31, 2005 and 2006.

Type of Service	2005	2006
Audit Services	$215,467	$240,370
Audit-Related Services	—	—
Tax Compliance/Preparation Services	168,996	90,456
Tax-Related Services	—	—

Total Fees	$384,463	$330,826

Audit Services include financial statement audits, comfort letters, attest services, consents, and review of filings with SEC. Audit-Related Services include due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews and consultation on financial accounting and reporting standards. Tax Compliance/Preparation Services include preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax-Related Services include due diligence related to mergers and acquisitions and consultation on tax related matters.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2008 annual meeting of stockholders of the company, a proposal must be received at our principal executive offices on the date in the year 2008 that corresponds to the date that is not less than 120 calendar days before the date that this proxy statement was released to stockholders in connection with the 2007 annual meeting. However, if the date of the 2008 annual meeting of stockholders changes by more than 30 days from the date of the 2007 meeting, the deadline is a reasonable time before we begin to print and mail proxy materials. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

OTHER MATTERS

At the date of this proxy statement, we know of no other matters, other than those described above, that will be presented for consideration at the annual meeting. If any other business should come before the meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of our company and our stockholders.

The Annual Report to Stockholders of the company for the fiscal year ended December 31, 2006 is being mailed to stockholders of record on the record date concurrently with the mailing of this proxy statement. The

Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of proxies.

If you would like a copy of our 2006 Annual Report on Form 10-K, including the financial statements and schedules thereto, please send a written request to:

Richard B. Goodner, Vice President—Legal Affairs

U.S. Home Systems, Inc.

405 State Highway 121 Bypass

Building A, Suite 250

Lewisville, Texas 75067

214-488-6324

In order to ensure timely delivery of the Annual Report, we should receive your request no later than five business days prior to the annual meeting.

You are urged to sign and return your proxy promptly in the enclosed envelope to make certain your shares will be represented at the annual meeting.

By Order of the Board of Directors,

/s/ Robert A. DeFronzo
Robert A. DeFronzo Secretary

April 24, 2007

U.S. Home Systems, Inc.

ANNUAL MEETING

June 5, 2007

The undersigned hereby (i) acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 24, 2007 of U.S. Home Systems, Inc. (the “Company”) to be held at 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067 at 10:00 a.m., Central Daylight time on Tuesday, June 5, 2007; and (ii) appoints Murray H. Gross and Robert A. DeFronzo, with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of common stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the meeting and at any adjournment thereof, and the undersigned directs that the shares represented by this proxy be voted as shown on the reverse side of this card.

Dated: 2007
(Sign Here)

(Print Name and Title, if applicable)

Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy should be signed by a duly authorized officer. Please date, sign and mail this Proxy in the enclosed envelope. No postage is required.

P R O X Y

U.S. Home Systems, Inc.

ANNUAL MEETING

June 5, 2007

The shares represented by this Proxy, when properly executed, will be voted in the manner described herein by the executing stockholder.

1.	The election of the following persons to serve on the Board of Directors:			2.	In the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof:

					☐ FOR	☐ AGAINST	☐ ABSTAIN
	Murray H. Gross	☐ FOR	☐ WITHHOLD AUTHORITY
	D.S. Berenson	☐ FOR	☐ WITHHOLD AUTHORITY
	Don A. Buchholz	☐ FOR	☐ WITHHOLD AUTHORITY
	Larry A. Jobe	☐ FOR	☐ WITHHOLD AUTHORITY
	Kenneth W. Murphy	☐ FOR	☐ WITHHOLD AUTHORITY

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby revokes any proxy or proxies heretofore given to vote or act with respect to such common stock and hereby ratifies and confirms all that the proxies appointed herein, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

P R O X Y